Exhibit (h)(3)

YIELD FLOOR AGREEMENT

THIS YIELD FLOOR AGREEMENT (the “Agreement”) made as of February 23rd, 2024 by and between the Short Term Investment Fund for Puerto Rico Residents, Inc., (the “Fund”), a corporation organized under the laws of the Commonwealth of Puerto Rico (“Puerto Rico”), and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”), a trust company duly organized and having its principal office and principal place of business in Puerto Rico, and registered as an investment adviser with the Securities and Exchange Commission in its capacity as the investment adviser of the Fund.

WHEREAS, UBS AMPR has entered into an investment advisory agreement with the Fund whereby UBS AMPR provides investment advisory services to the Fund;

WHEREAS, UBS AMPR desires to waive all or a portion of its investment advisory fees, or return previously collected investment advisory fees to the Fund or pay Other Expenses (as defined below), in order to ensure that the net operating expenses of each share class of the Fund does not exceed such share class’s investment income for any given day, subject to future reimbursement by the respective share class of the Fund;

WHEREAS, UBS AMPR and the Fund had previously entered into a Fee Waiver and Reimbursement Agreement dated April 19, 2010 (the “Prior Agreement”);

WHEREAS, UBS AMPR understands and intends that the Fund may rely on this Agreement in preparing a supplement or update to its Prospectus and in accruing the expenses of each share class of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

NOW, THEREFORE,

1.	The Prior Agreement is hereby amended and restated in its entirety.

2.

UBS AMPR agrees to waive its investment advisory fees, or return previously collected investment advisory fees to the Fund, or pay all or a portion of the ordinary operating expenses of each share class of the Fund, relating to services rendered to each share class of the Fund in the ordinary course of business, including but not limited to (i) distribution fees, (ii) administration fees, and (iii) shareholder services, custodial and transfer agency fees, legal, regulatory and accounting fees, printing costs, and registration fees (collectively, the “Other Expenses”) on behalf of each share class of the Fund, at its discretion, from time to time, subject to future reimbursement by the respective share class of the Fund, to the extent necessary in order to ensure that the net operating expenses of each share class does not exceed each share class’s investment income for any given day. Each share class agrees to reimburse UBS AMPR the amounts waived, returned, or paid by UBSAMPR pursuant to this Agreement at such time as UBS AMPR so requests; provided that any such reimbursement, together with any other reimbursement to which UBS AMPR may be entitled under any other agreement with the Fund, shall not cause (i) the Fund’s Total Annual Operating Expenses (as defined in the Fund’s then-current Prospectus), after the reimbursement is made, to exceed 1.00% of each share class’s daily net assets (or such other expense cap as may be in effect on both the date such amounts were waived, returned or paid by UBS AMPR and on the date of reimbursement); and provided further that as a result of such reimbursement the next succeeding dividend rate shall not be lower than the dividend rate on the date of such waiver, return or payment by UBS AMPR; and provided further that the reimbursement is made within three (3) years after UBS AMPR paid the expense.

This Agreement shall be effective through January 31st, 2026, and may be renewed for successive one (1) year periods upon written agreement of the Fund and UBS AMPR. UBS AMPR may terminate this Agreement upon thirty (30) days written notice to the Fund. Upon termination or expiration of this Agreement, each respective share class of the Fund shall be responsible for any amounts due to UBS AMPR.

IN WITNESS WHEREOF, the UBS AMPR and the Fund have agreed to this Agreement as of the day and year first above written.

UBS ASSET MANAGERS OF PUERTO		SHORT-TERM INVESTMENT FUND FOR
RICO, a division of UBS TRUST		PUERTO RICO RESIDENTS, INC.
COMPANY OF PUERTO RICO

By:	/s/ Leslie Highley	By:	/s/ Leslie Highley
Name: Leslie Highley		Name: Leslie Highley
Title: Managing Director		Title: Senior Vice President

UBS ASSET MANAGERS OF PUERTO		SHORT-TERM INVESTMENT FUND
RICO, a division of UBS TRUST		FOR PUERTO RICO RESIDENTS, INC.
COMPANY OF PUERTO RICO

By:	/s/ William Rivera	By:	/s/ Javier Rodríguez
Name: William Rivera		Name: Javier Rodríguez
Title: Executive Director		Title: Assistant Vice President